NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.4

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Northrop Grumman Corporation
Los Angeles, California

We have audited the accompanying consolidated statements of financial position of Northrop Grumman Corporation and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Northrop Grumman Corporation and subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 8, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/	Deloitte & Touche LLP
Los Angeles, California
February 8, 2011
(June 16, 2011 as to the reclassification of the Shipbuilding segment as discontinued operations as described in Note 1)

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
$ in millions, except per share amounts	2010	2009	2008
Sales and Service Revenues
Product sales	$16,091	$16,004	$14,549
Service revenues	12,052	11,646	11,702

Total sales and service revenues	28,143	27,650	26,251

Cost of Sales and Service Revenues
Cost of product sales	11,812	12,330	10,965
Cost of service revenues	11,037	10,475	10,063
General and administrative expenses	2,467	2,571	2,577
Goodwill impairment			570

Operating income	2,827	2,274	2,076
Other (expense) income
Interest expense	(269)	(269)	(271)
Charge on debt redemption	(229)
Other, net	37	65	36

Earnings from continuing operations before income taxes	2,366	2,070	1,841
Federal and foreign income taxes	462	636	823

Earnings from continuing operations	1,904	1,434	1,018
Earnings (loss) from discontinued operations, net of tax	149	252	(2,280)

Net earnings (loss)	$2,053	$1,686	$(1,262)

Basic Earnings (Loss) Per Share
Continuing operations	$6.41	$4.49	$3.04
Discontinued operations	.50	.79	(6.81)

Basic earnings (loss) per share	$6.91	$5.28	$(3.77)

Weighted-average common shares outstanding, in millions	296.9	319.2	334.5

Diluted Earnings (Loss) Per Share
Continuing operations	$6.32	$4.44	$2.98
Discontinued operations	.50	.77	(6.67)

Diluted earnings (loss) per share	$6.82	$5.21	$(3.69)

Weighted-average diluted shares outstanding, in millions	301.1	323.3	341.6

Net earnings (loss) from above	$2,053	$1,686	$(1,262)
Other comprehensive income (loss)
Change in cumulative translation adjustment	(41)	31	(24)
Change in unrealized gain (loss) on marketable securities and cash flow hedges, net of tax benefit (expense) of $0 in 2010, $(23) in 2009, and $22 in 2008	1	36	(35)
Change in unamortized benefit plan costs, net of tax (expense) benefit of $(183) in 2010, $(374) in 2009 and $1,888 in 2008	297	561	(2,884)

Other comprehensive income (loss), net of tax	257	628	(2,943)

Comprehensive income (loss)	$2,310	$2,314	$(4,205)

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31	December 31
$ in millions	2010	2009
Assets
Current Assets
Cash and cash equivalents	$3,701	$3,274
Accounts receivable, net of progress payments	3,329	2,859
Inventoried costs, net of progress payments	896	874
Current deferred tax assets	419	275
Prepaid expenses and other current assets	244	264
Assets of discontinued operations	5,212	5,035

Total current assets	13,801	12,581

Property, Plant, and Equipment
Land and land improvements	363	362
Buildings and improvements	1,363	1,183
Machinery and other equipment	3,972	3,725
Capitalized software costs	451	394
Leasehold improvements	608	573

	6,757	6,237
Accumulated depreciation	(3,712)	(3,346)

Property, plant, and equipment, net	3,045	2,891

Other Assets
Goodwill	12,376	12,376
Other purchased intangibles, net of accumulated amortization of $1,613 in
2010 and $1,542 in 2009	192	263
Pension and post-retirement plan assets	320	184
Non-current deferred tax assets	721	1,103
Miscellaneous other assets	1,076	1,020

Total other assets	14,685	14,946

Total assets	$31,531	$30,418

Liabilities and Shareholders’ Equity
Current Liabilities
Notes payable to banks	$10	$12
Current portion of long-term debt	774	91
Trade accounts payable	1,573	1,609
Accrued employees’ compensation	1,146	1,108
Advance payments and billings in excess of costs incurred	1,969	1,879
Other current liabilities	1,763	1,251
Liabilities of discontinued operations	2,792	2,822

Total current liabilities	10,027	8,772

Long-term debt, net of current portion	3,940	3,908
Pension and post-retirement plan liabilities	3,089	3,847
Other long-term liabilities	918	1,204

Total liabilities	17,974	17,731

Commitments and Contingencies (Note 15)

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2010—290,956,752; 2009—306,865,201	291	307
Paid-in capital	7,778	8,657
Retained earnings	8,245	6,737
Accumulated other comprehensive loss	(2,757)	(3,014)

Total shareholders’ equity	13,557	12,687

Total liabilities and shareholders’ equity	$31,531	$30,418

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
$ in millions	2010	2009	2008
Operating Activities
Sources of Cash—Continuing Operations
Cash received from customers
Progress payments	$4,437	$2,957	$1,701
Collections on billings	23,531	24,955	25,043
Other cash receipts	40	71	78

Total sources of cash—continuing operations	28,008	27,983	26,822

Uses of Cash—Continuing Operations
Cash paid to suppliers and employees	(23,759)	(23,761)	(22,875)
Pension contributions	(789)	(657)	(206)
Interest paid, net of interest received	(269)	(257)	(263)
Income taxes paid, net of refunds received	(1,071)	(774)	(712)
Income taxes paid on sale of businesses		(508)	(7)
Excess tax benefits from stock-based compensation	(22)	(2)	(48)
Other cash payments	(42)	(29)	(6)

Total uses of cash—continuing operations	(25,952)	(25,988)	(24,117)

Cash provided by continuing operations	2,056	1,995	2,705
Cash provided by discontinued operations	397	138	506

Net cash provided by operating activities	2,453	2,133	3,211

Investing Activities
Proceeds from sale of businesses, net of cash divested	14	1,650	175
Payments for businesses purchased		(33)	(92)
Additions to property, plant, and equipment	(579)	(473)	(463)
Payments for outsourcing contract costs and related software costs	(6)	(68)	(110)
Decrease (increase) in restricted cash	5	(28)
Other investing activities, net	(5)	2	21

Cash (used in) provided by investing activities by continuing operations	(571)	1,050	(469)
Cash used in investing activities by discontinued operations	(189)	(184)	(157)

Net cash (used in) provided by investing activities	(760)	866	(626)

Financing Activities
Net borrowings under lines of credit	(2)	(12)	(2)
Proceeds from issuance of long-term debt	1,484	843
Payments of long-term debt	(1,011)	(474)	(113)
Proceeds from exercises of stock options and issuances of common stock	142	51	103
Dividends paid	(545)	(539)	(525)
Excess tax benefits from stock-based compensation	22	2	48
Common stock repurchases	(1,177)	(1,100)	(1,555)

Cash used in financing activities by continuing operations	(1,087)	(1,229)	(2,044)
Cash used in financing activities by discontinued operations	(179)

Net cash used in financing activities	(1,266)	(1,229)	(2,044)

Increase in cash and cash equivalents	427	1,770	541
Cash and cash equivalents, beginning of year	3,274	1,504	963

Cash and cash equivalents, end of year	$3,701	$3,274	$1,504

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
$ in millions	2010	2009	2008
Reconciliation of Net Earnings (Loss) to Net Cash Provided by Operating Activities
Net earnings (loss)	$2,053	$1,686	$(1,262)
Net (earnings) loss from discontinued operations, net of tax	(134)	(234)	2,306
Adjustments to reconcile to net cash provided by operating activities
Depreciation	446	429	410
Amortization of assets	109	121	153
Impairment of goodwill			570
Stock-based compensation	136	105	118
Excess tax benefits from stock-based compensation	(22)	(2)	(48)
Pre-tax gain on sale of businesses	(10)	(446)	(66)
Charge on debt redemption	229
(Increase) decrease in
Accounts receivable, net	(471)	345	(81)
Inventoried costs, net	(64)	(133)	(9)
Prepaid expenses and other current assets	36	(4)	(24)
Increase (decrease) in
Accounts payable and accruals	70	(133)	115
Deferred income taxes	89	204	160
Income taxes payable	(26)	65	241
Retiree benefits	(354)	60	(297)
Other non-cash transactions, net	(31)	(68)	419

Cash provided by continuing operations	2,056	1,995	2,705
Cash provided by discontinued operations	397	138	506

Net cash provided by operating activities	$2,453	$2,133	$3,211

Non-Cash Investing and Financing Activities
Sale of businesses
Liabilities assumed by purchaser		$167	$18

Purchase of businesses
Liabilities assumed by the company			$20

Mandatorily redeemable convertible preferred stock converted or redeemed into common stock			$350

Capital expenditures accrued in accounts payable	$41	$58	$45

Capital expenditures accrued in liabilities of discontinued operations	$44	$47	$39

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Year Ended December 31
$ in millions, except per share amounts	2010	2009	2008
Common Stock
At beginning of year	$307	$327	$338
Common stock repurchased	(20)	(23)	(21)
Conversion of preferred stock			6
Employee stock awards and options	4	3	4

At end of year	291	307	327

Paid-in Capital
At beginning of year	8,657	9,645	10,661
Common stock repurchased	(1,143)	(1,098)	(1,534)
Conversion of preferred stock			344
Employee stock awards and options	264	110	174

At end of year	7,778	8,657	9,645

Retained Earnings
At beginning of year	6,737	5,590	7,387
Net earnings (loss)	2,053	1,686	(1,262)
Dividends declared	(545)	(539)	(532)
Other			(3)

At end of year	8,245	6,737	5,590

Accumulated Other Comprehensive Loss
At beginning of year	(3,014)	(3,642)	(699)
Other comprehensive income (loss), net of tax	257	628	(2,943)

At end of year	(2,757)	(3,014)	(3,642)

Total shareholders’ equity	$13,557	$12,687	$11,920

Cash dividends declared per share	$1.84	$1.69	$1.57

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations – Northrop Grumman Corporation and its subsidiaries (Northrop Grumman or the company) provide technologically advanced, innovative products, services, and solutions in aerospace, electronics, information systems, and technical services.

Subsequent event – Effective March 31, 2011, the company completed the spin-off to its shareholders of Huntington Ingalls Industries, Inc. (HII), which was formed to operate the business that was previously the company’s Shipbuilding business (Shipbuilding). The spin-off was the culmination of the company’s exploration of strategic alternatives for Shipbuilding. We believe that the separation of Shipbuilding is in the best interests of shareholders, customers, and employees by allowing both the company and Shipbuilding to more effectively pursue their respective opportunities to maximize value. As a result of the spin-off, the assets, liabilities, results of operations and cash flows for the former Shipbuilding segment have been reclassified as discontinued operations for all periods presented.

In January 2009, the company streamlined its organizational structure by reducing the number of operating segments. The four segments in continuing operations are Aerospace Systems, Electronic Systems, Information Systems, and Technical Services. Product sales are predominantly generated in the Aerospace Systems and Electronic Systems segments, while the majority of the company’s service revenues are generated by the Information Systems and Technical Services segments.

Aerospace Systems is a leading developer, integrator, producer and supporter of manned and unmanned aircraft, spacecraft, high-energy laser systems, microelectronics and other systems and subsystems critical to maintaining the nation’s security and leadership in technology. These systems are used, primarily by U.S. Government customers, in many different mission areas including intelligence, surveillance and reconnaissance; communications; battle management; strike operations; electronic warfare; missile defense; earth observation; space science; and space exploration.

Electronic Systems is a leader in the design, development, manufacture, and support of solutions for sensing, understanding, anticipating, and controlling the environment for our global military, civil, and commercial customers and their operations. The segment provides a variety of defense electronics and systems, airborne fire control radars, situational awareness systems, early warning systems, airspace management systems, navigation systems, communications systems, marine systems, space systems, and logistics services.

Information Systems is a leading global provider of advanced solutions for Department of Defense (DoD), national intelligence, federal civilian, state and local agencies, and commercial customers. Products and services are focused on the fields of command, control, communications, computers and intelligence; air and missile defense; airborne reconnaissance; intelligence processing; decision support systems; cybersecurity; information technology; and systems engineering and integration.

Technical Services is a provider of logistics, infrastructure, and sustainment support, while also providing a wide array of technical services, including training and simulation.

As prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and non-defense technology programs in the U.S. and abroad. Northrop Grumman conducts most of its business with the U.S. Government, principally the DoD. The company is therefore affected by, among other things, the federal budget process. The company also conducts business with local, state, and foreign governments and generates domestic and international commercial sales.

Financial Statement Reclassification – Certain amounts in the prior year financial statements and related notes have been reclassified to conform to the current presentation of the business divestitures reported as discontinued operations (see Note 6) and the business operation realignments effective in 2009 (see Note 7).

NORTHROP GRUMMAN CORPORATION

Principles of Consolidation – The consolidated financial statements include the accounts of Northrop Grumman and its subsidiaries. All intercompany accounts, transactions, and profits among Northrop Grumman and its subsidiaries are eliminated in consolidation.

Accounting Estimates – The company’s financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation thereof requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ materially from those estimates.

Revenue Recognition – The majority of the company’s business is derived from long-term contracts for production of goods, and services provided to the federal government. In accounting for these contracts, the company extensively utilizes the cost-to-cost and the units-of-delivery measures of the percentage-of-completion method of accounting. Sales under cost-reimbursement contracts and construction-type contracts that provide for delivery at a low volume per year or a small number of units after a lengthy period of time over which a significant amount of costs have been incurred are accounted for using the cost-to-cost method. Under this method, sales, including estimated earned fees or profits, are recorded as costs are incurred. For most contracts, sales are calculated based on the percentage that total costs incurred bear to total estimated costs at completion. Sales under construction-type contracts that provide for delivery at a high volume per year are accounted for using the units-of-delivery method. Under this method, sales are recognized as deliveries are made to the customer generally using unit sales values for delivered units in accordance with the contract terms. The company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the life of the contract based on deliveries or as computed on the basis of the estimated final average unit costs plus profit. The company classifies contract revenues as product sales or service revenues depending upon the predominant attributes of the relevant underlying contracts.

Certain contracts contain provisions for price redetermination or for cost and/or performance incentives. Such redetermined amounts or incentives are included in sales when the amounts can reasonably be determined and estimated. Amounts representing contract change orders, claims, requests for equitable adjustment, or limitations in funding are included in sales only when they can be reliably estimated and realization is probable. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. Loss provisions are first offset against costs that are included in unbilled accounts receivable or inventoried costs, with any remaining amount reflected in liabilities. Changes in estimates of contract sales, costs, and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been used since contract inception. A significant change in an estimate on one or more contracts could have a material effect on the company’s consolidated financial position or results of operations, and where such changes occur, separate disclosure is made of the nature, underlying conditions and financial impact of the change.

Revenue under contracts to provide services to non-federal government customers are generally recognized when services are performed. Service contracts include operations and maintenance contracts, and outsourcing-type arrangements, primarily in the Technical Services and Information Systems segments. Revenue under such contracts is generally recognized on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these service contracts are expensed as incurred, except that direct and incremental set-up costs are capitalized and amortized over the life of the agreement (see Outsourcing Contract Costs below). Operating profit related to such service contracts may fluctuate from period to period, particularly in the earlier phases of the contract. For contracts that include more than one type of product or service, revenue recognition includes the proper

NORTHROP GRUMMAN CORPORATION

identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values.

General and Administrative Expenses – In accordance with industry practice and the regulations that govern the cost accounting requirements for government contracts, most general corporate expenses incurred at both the segment and corporate locations are considered allowable and allocable costs on government contracts. For most components of the company, these costs are allocated to contracts in progress on a systematic basis and contract performance factors include this cost component as an element of cost. General and administrative expenses primarily relate to segment operations.

Research and Development – Company-sponsored research and development activities primarily include independent research and development (IR&D) efforts related to government programs. IR&D expenses are included in general and administrative expenses and are generally allocated to government contracts. Company-sponsored IR&D expenses totaled $580 million, $588 million, and $543 million, in 2010, 2009, and 2008, respectively. Expenses for research and development sponsored by the customer are charged directly to the related contracts.

Restructuring Costs – In accordance with the regulations that govern the cost accounting requirements for government contracts, certain costs incurred for consolidation or restructuring activities that demonstrate savings in excess of the cost to implement those actions can be deferred and amortized as allowable and allocable costs on government contracts. Such deferred costs are not expected to have a material adverse effect on the company’s consolidated financial position or results of operations.

Product Warranty Costs – The company provides certain product warranties that require repair or replacement of non-conforming items for a specified period of time often subject to a specified monetary coverage limit. Substantially all of the company’s product warranties are provided under government contracts, the costs of which are immaterial and are accounted for using the percentage-of-completion method of accounting. Accrued product warranty costs for the remainder of our products (which are almost entirely commercial products) are not material.

Environmental Costs – Environmental liabilities are accrued when the company determines such amounts are reasonably estimable, and management has determined that it is probable that a liability has been incurred. When only a range of amounts is established and no amount within the range is more probable than another, the minimum amount in the range is recorded. Environmental liabilities are recorded on an undiscounted basis. At sites involving multiple parties, the company accrues environmental liabilities based upon its expected share of liability, taking into account the financial viability of other jointly liable parties. Environmental expenditures are expensed or capitalized as appropriate. Capitalized expenditures relate to long-lived improvements in currently operating facilities. The company does not anticipate and record insurance recoveries before collection is probable. At December 31, 2010, and 2009, the company did not have any accrued receivables related to insurance reimbursements.

Fair Value of Financial Instruments – The company utilizes fair value measurement guidance prescribed by GAAP to value its financial instruments. The guidance includes a definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements.

The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

NORTHROP GRUMMAN CORPORATION

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Significant inputs to the valuation model are unobservable.

Derivative Financial Instruments – Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value. Changes in the fair value of derivative financial instruments that qualify and are designated as fair value hedges are required to be recorded in income from continuing operations, while the effective portion of the changes in the fair value of derivative financial instruments that qualify and are designated as cash flow hedges are recorded in other comprehensive income. The company may use derivative financial instruments to manage its exposure to interest rate and foreign currency exchange risks and to balance its fixed and variable rate long-term debt portfolio. The company does not use derivative financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. Credit risk related to derivative financial instruments is considered minimal and is managed by requiring high credit standards for counterparties and through periodic settlements of positions.

For derivative financial instruments not designated as hedging instruments, gains or losses resulting from changes in the fair value are reported in Other, net in the consolidated statements of operations.

Income Taxes – Provisions for federal, foreign, state, and local income taxes are calculated on reported financial statement pre-tax income based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, the company recognizes an expense for the amount of the penalty in the period the tax position is claimed in the tax return of the company. The company recognizes interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if probable and reasonably estimable, are recognized as a component of income tax expense. State and local income and franchise tax provisions are allocable to contracts in process and, accordingly, are included in general and administrative expenses.

The company makes a comprehensive review of its portfolio of uncertain tax positions regularly. In this regard, an uncertain tax position represents the company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim, that has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, the company does not recognize the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position.

Cash and cash equivalents – For cash and cash equivalents, the carrying amounts approximate fair value due to the short-term nature of these items. Cash and cash equivalents include short-term interest-earning debt instruments that mature in three months or less from the date purchased.

Marketable Securities – At December 31, 2010, and 2009, substantially all of the company’s investments in marketable securities were classified as available-for-sale or trading. For available-for-sale securities, any unrealized gains and losses are reported as a separate component of shareholders’ equity. Unrealized gains and losses on trading securities are included in Other, net in the consolidated statements of operations. Investments in marketable securities are recorded at fair value.

Accounts Receivable – Accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled (primarily related to contracts accounted for under the cost-to-cost measure of the percentage-of-completion method of accounting), certain estimated contract change amounts, claims or requests for equitable adjustment in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion.

NORTHROP GRUMMAN CORPORATION

Inventoried Costs – Inventoried costs primarily relate to work in process under fixed-price, units-of-delivery and fixed-priced-incentive contracts using labor dollars as the basis of the percentage-of-completion calculation. These costs represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated contract costs include direct production costs, factory and engineering overhead, production tooling costs, and, for government contracts, allowable general and administrative expenses. According to the provisions of U.S. Government contracts, the customer asserts title to, or a security interest in, inventories related to such contracts as a result of contract advances, performance-based payments, and progress payments. In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year. Product inventory primarily consists of raw materials and is stated at the lower of cost or market, generally using the average cost method. General corporate expenses and IR&D allocable to commercial contracts are expensed as incurred.

Outsourcing Contract Costs – Costs on outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition and transition/set-up. The primary types of costs that may be capitalized include labor and related fringe benefits, subcontractor costs, and travel costs. The company capitalized $4 million, $57 million, and $111 million and amortized $39 million, $46 million, and $52 million of such costs in 2010, 2009 and 2008, respectively. At December 31, 2010, and 2009, respectively, deferred outsourcing contract costs of $239 million and $274 million were included in miscellaneous other assets.

Depreciable Properties – Property, plant, and equipment owned by the company are depreciated over the estimated useful lives of individual assets. Most of these assets are depreciated using declining-balance methods, with the remainder using the straight-line method, with the following lives:

Years
Land improvements	2-45
Buildings and improvements	2-45
Machinery and other equipment	2-20
Capitalized software costs	3-5
Leasehold improvements	Length of lease

Leases – The company uses its incremental borrowing rate in the assessment of lease classification as capital or operating and defines the initial lease term to include renewal options determined to be reasonably assured. The company conducts operations primarily under operating leases.

Many of the company’s real property lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For tenant improvement incentives, the company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the company records minimum rental expenses on a straight-line basis over the term of the lease. For purposes of recognizing lease incentives, the company uses the date of initial possession as the commencement date, which is generally when the company is given the right of access to the space and begins to make improvements in preparation of intended use.

Goodwill and Other Purchased Intangible Assets – The company performs impairment tests for goodwill as of November 30th of each year, or when evidence of potential impairment exists. When it is determined that impairment has occurred, a charge to operations is recorded. Goodwill and other purchased intangible asset balances are included in the identifiable assets of the business segment to which they have been assigned. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective business segments’ operating income. Purchased intangible assets are amortized on a straight-line basis over their estimated useful lives (see Note 11).

NORTHROP GRUMMAN CORPORATION

Litigation, Commitments, and Contingencies – Amounts associated with litigation, commitments, and contingencies are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Retirement Benefits – The company sponsors various pension plans covering substantially all employees. The company also provides post-retirement benefit plans other than pensions, consisting principally of health care and life insurance benefits, to eligible retirees and qualifying dependents. The liabilities, unamortized benefit plan costs and annual income or expense of the company’s pension and other post-retirement benefit plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate, the long-term rate of asset return (based on the market-related value of assets), and the medical cost experience trend rate (rate of growth for medical costs). Unamortized benefit plan costs consist primarily of accumulated net after-tax actuarial losses. Net actuarial gains or losses are re-determined annually and principally arise from gains or losses on plan assets due to variations in the fair market value of the underlying assets and changes in the benefit obligation due to changes in actuarial assumptions. Net actuarial gains or losses are amortized to expense in future periods when they exceed ten percent of the greater of the plan assets or projected benefit obligations by benefit plan. The excess of gains or losses over the ten percent threshold are subject to amortization over the average future service period of employees of approximately ten years. The fair values of plan assets are determined based on prevailing market prices or estimated fair value for investments with no available quoted prices. Not all net periodic pension income or expense is recognized in net earnings in the year incurred because it is allocated to production as product costs, and a portion remains in inventory at the end of a reporting period. The company’s funding policy for pension plans is to contribute, at a minimum, the statutorily required amount to an irrevocable trust.

Stock Compensation – All of the company’s stock compensation plans are considered equity plans, and compensation expense recognized is net of estimated forfeitures over the vesting period. The company issues stock options and stock awards, in the form of restricted performance stock rights and restricted stock rights, under its existing plans. The fair value of stock option grants are estimated on the date of grant using a Black-Scholes option-pricing model and expensed on a straight-line basis over the vesting period of the options, which is generally three to four years. The fair value of stock awards is determined based on the closing market price of the company’s common stock on the grant date and at each reporting date the number of shares is adjusted to equal the number ultimately expected to vest. Compensation expense for stock awards is expensed over the vesting period, usually three to five years.

Foreign Currency Translation – For operations outside the U.S. that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are generally translated at end-of-period exchange rates. Translation adjustments are included as a separate component of accumulated other comprehensive loss in consolidated shareholders’ equity.

Accumulated Other Comprehensive Loss – The components of accumulated other comprehensive loss are as follows:

	December 31
$ in millions	2010	2009
Cumulative translation adjustment		$41
Net unrealized gain on marketable securities and cash flow hedges, net of tax expense of $3 as of December 31, 2010, and 2009	$5	4
Unamortized benefit plan costs, net of tax benefit of $1,801 as of December 31, 2010, and $1,984 as of December 31, 2009	(2,762)	(3,059)

Total accumulated other comprehensive loss	$(2,757)	$(3,014)

NORTHROP GRUMMAN CORPORATION

2.	ACCOUNTING STANDARDS UPDATES

Accounting Standards Updates Not Yet Effective
Accounting Standards Updates not effective until after December 31, 2010, are not expected to have a significant effect on the company’s consolidated financial position or results of operations.

3.	DIVIDENDS ON COMMON STOCK AND CONVERSION OF PREFERRED STOCK

Dividends on Common Stock – In May 2010, the company’s board of directors approved an increase to the quarterly common stock dividend, from $0.43 per share to $0.47 per share, for stockholders of record as of June 1, 2010.

In May 2009, the company’s board of directors approved an increase to the quarterly common stock dividend, from $0.40 per share to $0.43 per share, for stockholders of record as of June 1, 2009.

In April 2008, the company’s board of directors approved an increase to the quarterly common stock dividend, from $0.37 per share to $0.40 per share, for stockholders of record as of June 2, 2008.

Conversion of Preferred Stock – On February 20, 2008, the company’s board of directors approved the redemption of the 3.5 million shares of mandatorily redeemable convertible preferred stock on April 4, 2008. Prior to the redemption date, substantially all of the preferred shares were converted into common stock at the election of stockholders. All remaining unconverted preferred shares were redeemed by the company on the redemption date. As a result of the conversion and redemption, the company issued approximately 6.4 million shares of common stock.

4.	EARNINGS PER SHARE FROM CONTINUING OPERATIONS

Basic Earnings Per Share from Continuing Operations – Basic earnings per share from continuing operations are calculated by dividing earnings from continuing operations available to common stockholders by the weighted-average number of shares of common stock outstanding during each period.

Diluted Earnings Per Share from Continuing Operations – Diluted earnings per share from continuing operations include the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans. The dilutive effect of these securities totaled 4.2 million, 4.1 million and 7.1 million shares for the years ended December 31, 2010, 2009, and 2008.

The weighted-average diluted shares outstanding for the years ended December 31, 2010, 2009, and 2008, exclude anti-dilutive stock options to purchase approximately 2.8 million shares, 8.1 million shares, and 2.1 million shares, respectively, because such options have exercise prices in excess of the average market price of the company’s common stock during the year.

Share Repurchases – The table below summarizes the company’s share repurchases beginning January 1, 2008:

	Amount	Average	Total Shares		Shares Repurchased
	Authorized	Price Per	Retired		(In millions)
Authorization Date	(In millions)	Share(2)	(In millions)	Date Completed	2010	2009	2008
December 19, 2007	$3,600	$59.82	60.2	August 2010	15.7	23.1	21.4
June 16, 2010(1)	2,000	59.95	4.0		4.0

					19.7	23.1	21.4

(1)	On June 16, 2010, the company’s board of directors authorized a share repurchase program of up to $2 billion of the company’s common stock. As of the end of the fourth quarter 2010, the company had $1.8 billion remaining under this authorization for share repurchases.

(2)	Includes commissions paid and calculated as the average price per share since the repurchase program authorization date.

NORTHROP GRUMMAN CORPORATION

Share repurchases take place at management’s discretion or under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions. The company retires its common stock upon repurchase and has not made any purchases of common stock other than in connection with these publicly announced repurchase programs.

5.	BUSINESS ACQUISITIONS

2009 – In April 2009, the company acquired Sonoma Photonics, Inc., as well as assets from Swift Engineering’s Killer Bee Unmanned Air Systems product line for an aggregate amount of approximately $33 million in cash. The operating results of these businesses are reported in the Aerospace Systems segment from the date of acquisition. The assets, liabilities, and results of operations of these businesses were not material to the company’s consolidated financial position or results of operations, and thus pro-forma financial information is not presented.

2008 – In October 2008, the company acquired 3001 International, Inc. (3001 Inc.) for approximately $92 million in cash. 3001 Inc. provides geospatial data production and analysis, including airborne imaging, surveying, mapping and geographic information systems for U.S. and international government intelligence, defense and civilian customers. The operating results of 3001 Inc. are reported in the Information Systems segment from the date of acquisition. The assets, liabilities, and results of operations of 3001 Inc. are not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented.

6.	BUSINESS DISPOSITIONS

2009 – In December 2009, the company sold ASD for $1.65 billion in cash to an investor group led by General Atlantic, LLC, and affiliates of Kohlberg Kravis Roberts & Co. L.P., and recognized a gain of $15 million, net of taxes. ASD was a business unit comprised of the assets and liabilities of TASC, Inc., its wholly owned subsidiary TASC Services Corporation, and certain contracts carved out from other Northrop Grumman businesses also in Information Systems that provide systems engineering technical assistance (SETA) and other analysis and advisory services. Sales for this business in the years ended December 31, 2009, and 2008, were approximately $1.5 billion, and $1.6 billion, respectively. The assets, liabilities and operating results of this business unit are reported as discontinued operations in the consolidated statements of operations for all periods presented.

2008 – In April 2008, the company sold its Electro-Optical Systems (EOS) business for $175 million in cash to L-3 Communications Corporation and recognized a gain of $19 million, net of taxes. EOS, formerly a part of the Electronic Systems segment, produces night vision and applied optics products. Sales for this business through April 2008 were approximately $53 million. The assets, liabilities and operating results of this business are reported as discontinued operations in the consolidated statements of operations for all periods presented.

Spin-off of Shipbuilding business – As previously discussed in Note 1, the company completed the spin-off to its shareholders of HII effective March 31, 2011. HII was formed to operate the business that was previously the company’s Shipbuilding segment prior to the spin-off. The company made a pro rata distribution to its shareholders of one share of HII common stock for every six shares of the company’s common stock held on the record date of March 30, 2011, or 48.8 million shares of HII common stock. There was no gain or loss recognized by the company as a result of the spin-off transaction. In connection with the spin-off, HII issued $1,200 million in senior notes and entered into a credit facility with third-party lenders that includes a $650 million revolver and a $575 million term loan. HII used a portion of the proceeds of the debt and credit facility to fund a $1,429 million cash contribution to the company.

Prior to the completion of the spin-off, the company and HII entered into a Separation and Distribution Agreement dated March 29, 2011 and several other agreements that will govern the post-separation relationship. These agreements generally provide that each party will be responsible for its respective assets, liabilities and obligations following the spin-off, including employee benefits, intellectual property, information technology, insurance and tax-related assets and liabilities. The agreements also describe the company’s future commitments

NORTHROP GRUMMAN CORPORATION

to provide HII with certain transition services for up to one year and the costs incurred for such services that will be reimbursed by HII.

In connection with the spin-off, the company incurred $28 million and $4 million of non-deductible transaction costs for the years ended December 31, 2010 and 2009, respectively, which have been included in discontinued operations.

Discontinued Operations – Earnings (loss) for the businesses classified within discontinued operations (primarily the Shipbuilding business and ASD discussed above) were as follows:

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and service revenues	$6,711	$7,740	$7,761

Earnings (loss) from discontinued operations	229	345	(2,216)
Income tax expense	(95)	(111)	(90)

Earnings (loss), net of tax	$134	$234	$(2,306)
Gain on divestitures	10	446	66
Income tax benefit (expense)	5	(428)	(40)

Gain from discontinued operations, net of tax	$15	$18	$26

Earnings (loss) from discontinued operations, net of tax	$149	$252	$(2,280)

The loss in 2008 included a Shipbuilding non-cash goodwill impairment charge of $2,490 million due to adverse equity market conditions that caused a decrease in market multiples and our stock price. Tax rates on discontinued operations vary from the company’s effective tax rate generally due to the non-deductibility of goodwill for tax purposes and the effects, if any, of capital loss carryforwards.

The major classes of assets and liabilities included in discontinued operations for the Shipbuilding business are presented in the following table:

	December 31,	December 31,
$ in millions	2010	2009
Assets
Current assets	$1,315	$1,162
Property, plant, and equipment, net	1,997	1,977
Goodwill	1,141	1,141
Other assets	759	755

Total assets of discontinued operations	$5,212	$5,035

Liabilities
Trade accounts payable	$274	$312
Other current liabilities	955	868

Current liabilities	1,229	1,180
Long-term liabilities	1,563	1,642

Total liabilities of discontinued operations	$2,792	$2,822

7.	SEGMENT INFORMATION

At December 31, 2010, the company was aligned into four reportable segments: Aerospace Systems, Electronic Systems, Information Systems, and Technical Services.

NORTHROP GRUMMAN CORPORATION

The company, from time to time, acquires or disposes of businesses, and realigns contracts, programs or business areas among and within its operating segments that possess similar customers, expertise, and capabilities. Internal realignments are designed to more fully leverage existing capabilities and enhance development and delivery of products and services.

Segment Realignments – In January 2010, the company transferred its internal information technology services unit from the Information Systems segment to the company’s corporate shared services group. The intersegment sales and operating income for this unit that were previously recognized in the Information Systems segment are immaterial and have been eliminated for all periods presented.

In January 2009, the company streamlined its organizational structure by reducing the number of operating segments. The four segments in continuing operations are Aerospace Systems, which combines the former Integrated Systems and Space Technology segments; Electronic Systems; Information Systems, which combines the former Information Technology and Mission Systems segments; and Technical Services. Creation of the Aerospace Systems and Information Systems segments is intended to strengthen alignment with customers, improve the company’s ability to execute on programs and win new business, and enhance cost competitiveness. Product sales are predominantly generated in the Aerospace Systems and Electronic Systems segments, while the majority of the company’s service revenues are generated by the Information Systems and Technical Services segments.

During the first quarter of 2009, the company realigned certain logistics, services, and technical support programs and transferred assets from the Information Systems and Electronic Systems segments to the Technical Services segment. This realignment is intended to strengthen the company’s core capability in aircraft and electronics maintenance, repair and overhaul, life cycle optimization, and training and simulation services.

Sales and segment operating income in the tables below have been revised to reflect the above realignments for all periods presented.

During the first quarter of 2009, the company transferred certain optics and laser programs from the Information Systems segment to the Aerospace Systems segment. As the operating results of this business were not considered material, the prior year sales and segment operating income were not reclassified to reflect this business transfer.

U.S. Government Sales – Revenue from the U.S. Government (which includes Foreign Military Sales) includes revenue from contracts for which Northrop Grumman is the prime contractor as well as those for which the company is a subcontractor and the ultimate customer is the U.S. Government. All of the company’s segments derive substantial revenue from the U.S. Government. Sales to the U.S. Government amounted to approximately $25.5 billion, $25.0 billion, and $23.3 billion, or 90.6 percent, 90.3 percent, and 88.7 percent, of total revenue for the years ended December 31, 2010, 2009, and 2008, respectively.

Foreign Sales – Direct foreign sales amounted to approximately $1.6 billion, $1.6 billion, and $1.7 billion, or 5.7 percent, 5.8 percent, and 6.5 percent of total revenue for the years ended December 31, 2010, 2009, and 2008, respectively.

Discontinued Operations – The company’s discontinued operations are excluded from all of the data elements in the following tables, except for assets by segment.

Assets – Substantially all of the company’s assets are located or maintained in the U.S.

NORTHROP GRUMMAN CORPORATION

Results of Operations By Segment

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and Service Revenues
Aerospace Systems	$10,910	$10,419	$9,825
Electronic Systems	7,613	7,671	7,048
Information Systems	8,395	8,536	8,174
Technical Services	3,230	2,776	2,535
Intersegment eliminations	(2,005)	(1,752)	(1,331)

Total sales and service revenues	$28,143	$27,650	$26,251

	Year Ended December 31
$ in millions	2010	2009	2008
Operating Income
Aerospace Systems	$1,256	$1,071	$416
Electronic Systems	1,023	969	947
Information Systems	756	624	626
Technical Services	206	161	144
Intersegment eliminations	(231)	(190)	(118)

Total Segment Operating Income	3,010	2,635	2,015
Non-segment factors affecting operating income
Unallocated corporate expenses	(182)	(100)	(141)
Net pension adjustment	10	(237)	272
Royalty income adjustment	(11)	(24)	(70)

Total operating income	$2,827	$2,274	$2,076

Goodwill Impairment Charge – The total segment operating loss for the year ended December 31, 2008, reflects a goodwill impairment charge of $570 million at Aerospace Systems. The impairment charge was primarily due to adverse equity market conditions that caused a decrease in market multiples and the company’s stock price.

Unallocated Corporate Expenses – Unallocated corporate expenses generally include the portion of corporate expenses not considered allowable or allocable under applicable U.S. Government Cost Accounting Standards (CAS) regulations and the Federal Acquisition Regulation (FAR), and therefore not allocated to the segments, for costs related to management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses.

Net Pension Adjustment – The net pension adjustment reflects the difference between pension expense determined in accordance with GAAP and pension expense allocated to the operating segments determined in accordance with CAS.

Royalty Income Adjustment – Royalty income is included in segment operating income and reclassified to other income for financial reporting purposes. The royalty income adjustment for the year ended December 31, 2008, includes $60 million related to patent infringement settlements at Electronic Systems.

Intersegment Sales and Margin
To encourage commerce between operating units, sales between segments are recorded at values that include a hypothetical margin for the performing segment based on that segment’s estimated margin rate for external sales.

NORTHROP GRUMMAN CORPORATION

Such hypothetical margins are eliminated in consolidation. Intersegment sales and operating income were as follows:

	Year Ended December 31
$ in millions	2010		2009		2008
		Operating		Operating		Operating
	Sales	Income	Sales	Income	Sales	Income
Intersegment sales and operating income
Aerospace Systems	$132	$13	$121	$13	$129	$8
Electronic Systems	684	118	650	103	482	63
Information Systems	623	61	474	44	354	28
Technical Services	566	39	507	30	366	19

Total intersegment sales and operating income	$2,005	$231	$1,752	$190	$1,331	$118

Other Financial Information

	December 31
$ in millions	2010	2009	2008
Assets
Aerospace Systems	$6,548	$6,291	$6,199
Electronic Systems	4,893	4,950	5,024
Information Systems	7,467	7,422	9,029
Technical Services	1,381	1,295	1,184

Segment assets	20,289	19,958	21,436
Corporate	6,030	5,425	4,074
Assets of discontinued operations	5,212	5,035	4,687

Total assets	$31,531	$30,418	$30,197

Corporate assets principally consists of cash and cash equivalents and deferred tax assets.

	Year Ended December 31
$ in millions	2010	2009	2008
Capital Expenditures
Aerospace Systems	$195	$211	$224
Electronic Systems	176	168	148
Information Systems	31	50	54
Technical Services	5	3	4
Corporate	172	41	33

Total capital expenditures from continuing operations	$579	$473	$463

NORTHROP GRUMMAN CORPORATION

	Year Ended December 31
$ in millions	2010	2009	2008
Depreciation and Amortization
Aerospace Systems	$237	$238	$238
Electronic Systems	150	140	149
Information Systems	133	138	145
Technical Services	5	8	8
Corporate	30	26	23

Total depreciation and amortization from continuing operations	$555	$550	$563

The depreciation and amortization expense above includes amortization of purchased intangible assets as well as amortization of deferred and other outsourcing costs.

8.	ACCOUNTS RECEIVABLE, NET

Unbilled amounts represent sales for which billings have not been presented to customers at year-end. These amounts are usually billed and collected within one year. Progress payments are received on a number of firm fixed-price contracts. Unbilled amounts are presented net of progress payments of $5.7 billion and $5.4 billion at December 31, 2010, and 2009, respectively.

Accounts receivable at December 31, 2010, are expected to be collected in 2011, except for approximately $60 million due in 2012 and $23 million due in 2013 and later.

The company does not believe it has significant exposure to credit risk as accounts receivable and the related unbilled amounts are primarily due from the U.S. Government. The company applied the GAAP guidance related to “Accounts Receivable – Credit Quality of Financing Receivables” on a prospective basis. Accordingly, accruals for potential overhead rate adjustments and other costs that were previously reported as an allowance for doubtful amounts have been reclassified to other current liabilities at December 31, 2010.

Accounts receivable consisted of the following:

	December 31
$ in millions	2010	2009
Due From U.S. Government
Amounts billed	$900	$837
Recoverable costs and accrued profit on progress completed – unbilled	1,718	1,414

	2,618	2,251

Due From Other Customers
Amounts billed	280	308
Recoverable costs and accrued profit on progress completed – unbilled	458	341

	738	649

Total accounts receivable	3,356	2,900
Allowance for doubtful accounts	(27)	(41)

Total accounts receivable, net	$3,329	$2,859

NORTHROP GRUMMAN CORPORATION

9.	INVENTORIED COSTS, NET

Inventoried costs consisted of the following:

	December 31
$ in millions	2010	2009
Production costs of contracts in process	$1,521	$1,648
General and administrative expenses	190	160

	1,711	1,808
Progress payments received	(962)	(1,098)

	749	710
Product inventory	147	164

Total inventoried costs, net	$896	$874

10.	INCOME TAXES

The company’s effective tax rate on earnings from continuing operations for the year ended December 31, 2010 was 19.5 percent, as compared with 30.7 percent and 34.1 percent in 2009 and 2008, respectively (excluding for 2008 the non-cash, non-deductible goodwill impairment charge of $570 million at Aerospace Systems). The company’s effective tax rates reflect tax credits, manufacturing deductions and the impact of settlements with the Internal Revenue Service (IRS).

In 2010, the company received final approval from the IRS and the U.S. Congressional Joint Committee on Taxation (Joint Committee) of the IRS’ examination of the company’s tax returns for the years 2004 through 2006. As a result of the settlement, the company recognized net tax benefits of $298 million (of which $66 million was in cash), which were recorded as a reduction to the company’s provision for income taxes.

During 2009, the company reached a final settlement with the IRS regarding its audit of the company’s tax returns for the years ended December 31, 2001 through 2003 and recognized $75 million of net benefit upon settlement, including $20 million of interest. During 2008, the company reached a final settlement with the IRS regarding its audit of the TRW tax returns for the years ended 1999 through 2002 and recognized $35 million of benefit upon settlement, including $4 million of interest.

Income tax expense, both federal and foreign, consisted of the following:

	Year Ended December 31
$ in millions	2010	2009	2008
Income Taxes on Continuing Operations
Currently payable
Federal income taxes	$394	$390	$704
Foreign income taxes	11	34	35

Total federal and foreign income taxes currently payable	405	424	739
Change in deferred federal and foreign income taxes	57	212	84

Total federal and foreign income taxes	$462	$636	$823

NORTHROP GRUMMAN CORPORATION

The geographic source of earnings from continuing operations before income taxes is as follows:

	Year Ended December 31
$ in millions	2010	2009	2008
Domestic income	$2,319	$1,944	$1,739
Foreign income	47	126	102

Earnings from continuing operations before income taxes	$2,366	$2,070	$1,841

Income tax expense differs from the amount computed by multiplying the statutory federal income tax rate times the earnings (loss) from continuing operations before income taxes due to the following:

	Year Ended December 31
$ in millions	2010	2009	2008
Income tax expense on continuing operations at statutory rate	$828	$725	$644
Goodwill impairment			200
Manufacturing deduction	(33)	(18)	(17)
Research tax credit	(12)	(15)	(12)
Settlement of IRS appeals cases, net of additional uncertain tax position accruals	(298)	(77)	(33)
Other, net	(23)	21	41

Total federal and foreign income taxes	$462	$636	$823

Uncertain Tax Positions – In 2010, the company reached a final settlement with the IRS and Joint Committee with respect to the IRS’ examination of the company’s tax returns for the years 2004 through 2006. As a result of this settlement, the company reduced its liability for uncertain tax positions, including previously accrued interest, by $311 million, which was recorded as a reduction to the company’s effective tax rate.

In 2009, the company reached a final settlement agreement with the IRS and Joint Committee with respect to the IRS’ examination of the company’s tax returns for the years 2001 through 2003. As a result of this settlement, the company reduced its liability for uncertain tax positions by $60 million, which was recorded as a reduction to the company’s effective tax rate.

In 2008, the company reached a final settlement agreement with the IRS and Joint Committee with respect to the IRS’ audit of the TRW tax returns for the years 1999 through 2002. As a result of this settlement, the company reduced its liability for uncertain tax positions by $126 million (including accrued interest of $44 million), $95 million of which was recorded as a reduction of goodwill.

As of December 31, 2010, the estimated value of the company’s uncertain tax positions which are more-likely-than-not to be sustained on examination was a liability of $137 million which includes accrued interest of $11 million. This liability is included in other current liabilities and other long-term liabilities in the consolidated statements of financial position. Assuming sustainment of these positions by the taxing authorities, the reversal of the amounts accrued would reduce the company’s effective tax rate.

Unrecognized Tax Benefits – Unrecognized tax benefits represent the gross value of the company’s tax positions that have not been reflected in the consolidated statements of operations and includes the value of the company’s recorded uncertain tax positions. If the income tax benefits from these tax positions are ultimately realized, such realization would affect the company’s effective tax rate.

NORTHROP GRUMMAN CORPORATION

The change in unrecognized tax benefits during 2010 and 2009, excluding interest, is as follows:

	December 31
$ in millions	2010	2009	2008
Unrecognized tax benefits at beginning of the year	$429	$416	$488

Additions based on tax positions related to the current year	19	12	5
Additions for tax positions of prior years	4	61	15
Statute expiration			(9)
Settlements	(326)	(60)	(83)

Net change in unrecognized tax benefits	(303)	13	(72)

Unrecognized tax benefits at end of the year	$126	$429	$416

Although the company believes that it has adequately provided for all of its tax positions, amounts asserted by taxing authorities in future years could be greater than the company’s accrued positions. Accordingly, additional provisions on income tax related matters could be recorded in the future due to revised estimates, settlement or other resolution of the underlying tax matters. In addition, open tax years related to state and foreign jurisdictions remain subject to examination but are not considered material. The IRS is currently conducting an examination of the company’s tax returns for the years 2007 through 2009.

During the years ended December 31, 2010, 2009, and 2008, the company recorded approximately $88 million, $6 million, and $(29) million of net interest income (expense), respectively, within its federal and foreign, and state income tax provisions.

Deferred Income Taxes – Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes. Such amounts are classified in the consolidated statements of financial position as current or non-current deferred tax assets or liabilities based upon the classification of the related assets and liabilities.

The tax effects of significant temporary differences and carryforwards that gave rise to year-end deferred federal, state and foreign tax balances, as presented in the consolidated statements of financial position, are as follows:

	December 31
$ in millions	2010	2009
Deferred Tax Assets
Retirement benefits	$1,337	$1,562
Provisions for accrued liabilities	708	719
Stock-based compensation	91	72
Other	24	69

Gross deferred tax assets	2,160	2,422

Less valuation allowance

Net deferred tax assets	2,160	2,422

Deferred Tax Liabilities
Goodwill amortization	603	528
Depreciation and amortization	264	324
Purchased intangibles	139	184
Contract accounting differences	14	8

Gross deferred tax liabilities	1,020	1,044

Total net deferred tax assets	$1,140	$1,378

NORTHROP GRUMMAN CORPORATION

Net deferred tax assets (liabilities) as presented in the consolidated statements of financial position are as follows:

	December 31
$ in millions	2010	2009
Net current deferred tax assets	$419	$275
Net non-current deferred tax assets	721	$1,103

Total net deferred tax assets	$1,140	$1,378

Foreign Income – As of December 31, 2010, the company had approximately $668 million of accumulated undistributed earnings generated by its foreign subsidiaries. No deferred tax liability has been recorded on these earnings since the company intends to permanently reinvest these earnings, thereby indefinitely postponing their remittance. Should these earnings be distributed in the form of dividends or otherwise, the distributions would be subject to U.S. federal income tax at the statutory rate of 35 percent, less foreign tax credits available to offset such distributions, if any. In addition, such distributions would be subject to withholding taxes in the various tax jurisdictions.

11.	GOODWILL AND OTHER PURCHASED INTANGIBLE ASSETS

Goodwill
Goodwill and other purchased intangible assets are included in the identifiable assets of the segment to which they have been assigned. Impairment tests are performed at least annually and more often as circumstances require. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective segment’s operating income. The annual impairment test for all segments was performed as of November 30, 2010, with no indication of impairment. In performing the goodwill impairment tests, the company uses a discounted cash flow approach corroborated by comparative market multiples, where appropriate, to determine the fair value of its businesses. Accumulated goodwill impairment losses at December 31, 2010, and 2009, totaled $570 million at the Aerospace Systems segment.

The changes in the carrying amounts of goodwill during 2009 were as follows:

	Aerospace	Electronic	Information	Technical
$ in millions	Systems	Systems	Systems	Services	Total
Balance as of January 1, 2009	$3,748	$2,428	$5,390	$802	$12,368
Goodwill transferred due to segment realignment	41	(26)	(138)	123	–
Goodwill acquired	5				5
Other	7		(4)		3

Balance as of December 31, 2009 and 2010	$3,801	$2,402	$5,248	$925	$12,376

Segment Realignments – As discussed in Note 7, in January 2009, the company realigned certain logistics, services, and technical support programs and transferred assets from the Information Systems and Electronic Systems segments to the Technical Services segment. As a result of this realignment, goodwill of approximately $123 million was reallocated among these segments. Additionally during the first quarter of 2009, the company transferred certain optics and laser programs from the Information Systems segment to the Aerospace Systems segment, resulting in the reallocation of goodwill of approximately $41 million.

NORTHROP GRUMMAN CORPORATION

Purchased Intangible Assets
The table below summarizes the company’s aggregate purchased intangible assets:

	December 31, 2010			December 31, 2009
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
$ in millions	Amount	Amortization	Amount	Amount	Amortization	Amount
Contract and program intangibles	$1,705	$(1,531)	$174	$1,705	$(1,464)	$241
Other purchased intangibles	100	(82)	18	100	(78)	22

Total	$1,805	$(1,613)	$192	$1,805	$(1,542)	$263

The company’s purchased intangible assets are subject to amortization and are being amortized on a straight-line basis over an original aggregate weighted-average period of 17 years. Aggregate amortization expense for 2010, 2009, and 2008, was $71 million, $74 million, and $81 million, respectively.

The table below shows expected amortization for purchased intangibles as of December 31, 2010, for each of the next five years:

$ in millions
Year ending December 31
2011	$38
2012	36
2013	29
2014	16
2015	15

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Investments in Marketable Securities – The company holds a portfolio of marketable securities, primarily consisting of equity securities that are classified as either trading or available-for-sale and can be liquidated without restriction. These assets are recorded at fair value, substantially all of which are based upon quoted market prices for identical instruments in active markets (Level 1 inputs). As of December 31, 2010, and 2009, respectively, there were marketable equity securities of $68 million and $58 million included in prepaid expenses and other current assets and $262 million and $233 million of marketable equity securities included in miscellaneous other assets in the consolidated statements of financial position.

Derivative Financial Instruments and Hedging Activities – The company utilizes derivative financial instruments in order to manage exposure to interest rate risk and foreign currency exchange rate risk. The company does not use derivative financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. Interest rate swap agreements utilize floating interest rates as an offset to the fixed-rate characteristics of certain long-term debt instruments. Foreign currency forward contracts are used to manage foreign currency exchange rate risk related to receipts from customers and payments to suppliers denominated in foreign currencies.

Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value, substantially all of which are based on active or inactive markets for identical of similar instruments or model-derived valuations whose inputs are observable (Level 2 inputs). Where model-derived valuations are appropriate, the company utilizes the income approach to determine fair value and uses the applicable London Interbank Offered Rate (LIBOR) swap rate as the discount rate. Changes in the fair value of derivative financial instruments that qualify and are designated as fair value hedges are recorded in earnings from continuing operations, while the effective portion of the changes in the fair value of derivative financial instruments that

NORTHROP GRUMMAN CORPORATION

qualify and are designated as cash flow hedges are recorded in other comprehensive income. Credit risk related to derivative financial instruments is considered minimal and is managed by requiring high credit standards for counterparties and through periodic settlements of positions.

For derivative financial instruments not designated as hedging instruments as well as the ineffective portion of cash flow hedges, gains or losses resulting from changes in the fair value are reported in Other, net in the consolidated statements of operations. Unrealized gains or losses on cash flow hedges are reclassified from other comprehensive income to earnings from continuing operations upon the recognition of the underlying transactions.

As of December 31, 2010, an interest rate swap with a notional value of $200 million, and foreign currency purchase and sale forward contract agreements with notional values of $40 million and $86 million, respectively, were designated for hedge accounting. The remaining notional values outstanding at December 31, 2010, under foreign currency purchase and sale forward contracts of $8 million and $75 million, respectively, were not designated for hedge accounting.

As of December 31, 2009, an interest rate swap with a notional value of $200 million, and foreign currency purchase and sale forward contract agreements with notional values of $77 million and $151 million, respectively, were designated as hedging instruments. The remaining notional values outstanding at December 31, 2009, under foreign currency purchase and sale forward contracts of $14 million and $73 million, respectively, were not designated for hedge accounting.

The derivative fair values and related unrealized gains and losses at December 31, 2010, and December 31, 2009, were not material.

There were no material transfers of financial instruments between the three levels of fair value hierarchy during the year ended December 31, 2010.

Cash Surrender Value of Life Insurance Policies – The company maintains whole life insurance policies on a group of executives which are recorded at their cash surrender value as determined by the insurance carrier. Additionally, the company has split-dollar life insurance policies on former officers and executives from acquired businesses which are recorded at the lesser of their cash surrender value or premiums paid. The policies are utilized as a partial funding source for deferred compensation and other non-qualified employee retirement plans. As of December 31, 2010, and 2009, the carrying values associated with these policies of $257 million and $242 million, respectively, were recorded in miscellaneous other assets.

Long-Term Debt – As of December 31, 2010, and 2009, the carrying values of long-term debt were $4.7 billion and $4.0 billion, respectively, and the related estimated fair values were $5.1 billion and $4.5 billion, respectively. The fair value of long-term debt was calculated based on interest rates available for debt with terms and maturities similar to the company’s existing debt arrangements.

The carrying amounts of all other financial instruments not discussed above approximate fair value due to their short-term nature.

13.	NOTES PAYABLE TO BANKS AND LONG-TERM DEBT

Lines of Credit – The company has available uncommitted short-term credit lines in the form of money market facilities with several banks. The amount and conditions for borrowing under these credit lines depend on the availability and terms prevailing in the marketplace. No fees or compensating balances are required for these credit facilities.

Credit Facility – The company has a revolving credit facility in an aggregate principal amount of $2 billion that matures on August 10, 2012. The credit facility permits the company to request additional lending commitments of up to $500 million from the lenders under the agreement or through other eligible lenders under certain circumstances. The agreement provides for swingline loans and letters of credit as sub-facilities for the credit facilities provided for in the agreement. Borrowings under the credit facility bear interest at various rates,

NORTHROP GRUMMAN CORPORATION

including the London Interbank Offered Rate, adjusted based on the company’s credit rating, or an alternate base rate plus an incremental margin. The credit facility also requires a facility fee based on the daily aggregate amount of commitments (whether or not utilized) and the company’s credit rating level, and contains a financial covenant relating to a maximum debt to capitalization ratio, and certain restrictions on additional asset liens. There were no borrowings during 2010 and 2009. There was no balance outstanding under this facility at December 31, 2010, and 2009. As of December 31, 2010, the company was in compliance with all covenants.

Debt Tender Offers – In November 2010, the company made a tender offer for approximately $1.9 billion of debt securities held by its subsidiary Northrop Grumman Systems Corporation and maturing in 2016 to 2036 with interest rates ranging from 6.98 percent to 7.875 percent. Approximately $682 million in aggregate principal amount was purchased for a total price of $919 million (including accrued and unpaid interest on the securities). The company also recorded a pre-tax charge of $229 million principally related to the premiums paid on the debt tendered.

Debt Issuance – In November 2010, the company issued $500 million of 5-year, $700 million of 10-year, and $300 million of 30-year unsecured senior obligations. Interest on the notes is payable semi-annually in arrears at fixed rates of 1.85 percent, 3.50 percent, and 5.05 percent per annum, and the notes will mature on November 15, 2015, March 15, 2021 and November 15, 2040, respectively. These senior notes are subject to redemption at the company’s discretion at any time prior to maturity in whole or in part at the principal amount plus any make-whole premium and accrued and unpaid interest. The net proceeds from these notes are being used for general corporate purposes including debt repayment, pension plan funding, acquisitions, share repurchases and working capital. A portion of the net proceeds was used to fund the purchase of the debt securities and bonds tendered and accepted for purchase in November 2010 as discussed above. The net proceeds may also be used to repay at maturity the $750 million of 7.125 percent senior notes due February 15, 2011.

In July 2009, the company issued $350 million of 5-year and $500 million of 10-year unsecured senior obligations. Interest on the notes is payable semi-annually in arrears at fixed rates of 3.70 percent and 5.05 percent per annum, and the notes will mature on August 1, 2014, and August 1, 2019, respectively. These senior notes are subject to redemption at the company’s discretion at any time prior to maturity in whole or in part at the principal amount plus any make-whole premium and accrued and unpaid interest. The net proceeds from these notes were used for general corporate purposes including debt repayment, acquisitions, share repurchases, pension plan funding, and working capital. On October 15, 2009, a portion of the net proceeds was used to retire $400 million of 8 percent senior debt that had matured.

Long-term debt consisted of the following:

	December 31
$ in millions	2010	2009
Notes and debentures due 2011 to 2040, rates from 1.85% to 9.375%	$4,673	$3,964
Capital lease obligations	41	35

Total long-term debt	4,714	3,999
Less current portion	774	91

Long-term debt, net of current portion	$3,940	$3,908

Indentures underlying long-term debt issued by the company or its subsidiaries contain various restrictions with respect to the issuer, including one or more restrictions relating to limitations on liens, sale-leaseback arrangements, and funded debt of subsidiaries.

NORTHROP GRUMMAN CORPORATION

Maturities of long-term debt as of December 31, 2010, are as follows:

$ in millions
Year Ending December 31
2011	$773
2012	5
2013	4
2014	353
2015	502
Thereafter	3,066

Total principal payments	4,703
Unamortized premium on long-term debt, net of discount	11

Total long-term debt	$4,714

The premium on long-term debt primarily represents non-cash fair market value adjustments resulting from acquisitions, which are amortized over the life of the related debt.

14.	INVESTIGATIONS, CLAIMS AND LITIGATION

Spin-off of Shipbuilding Business – As provided in the previously disclosed Separation and Distribution Agreement with HII described in Note 6, HII generally has responsibility for investigations, claims and litigation matters related to the Shipbuilding business. The company has therefore excluded from this report certain previously disclosed Shipbuilding-related investigations, claims and litigation matters that are the responsibility of HII. The company does not believe these HII matters are likely to have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

U.S. Government Investigations and Claims — Departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the company, and the results of such investigations may lead to administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments, compensatory or treble damages or non-monetary relief. U.S. Government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or a division or subdivision. Suspension or debarment could have a material adverse effect on the company because of its reliance on government contracts and authorizations.

In August 2008, the company disclosed to the Antitrust Division of the Department of Justice possible violations of federal antitrust laws in connection with the bidding process for certain maintenance contracts at a military installation in California. In February 2009, the company and the Department of Justice signed an agreement admitting the company into the Corporate Leniency Program. As a result of the company’s acceptance into the Program, the company will be exempt from federal criminal prosecution and criminal fines relating to the matters the company reported to the Department of Justice if the company complies with certain conditions, including its continued cooperation with the government’s investigation and its agreement to make restitution if the government was harmed by the violations.

Based upon the available information regarding the foregoing matter that is subject to a U.S. Government investigation, the company does not believe that the outcome of such matter is likely to have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Litigation – Various claims and legal proceedings arise in the ordinary course of business and are pending against the company and its properties.

The company is one of several defendants in litigation brought by the Orange County Water District in Orange County Superior Court in California on December 17, 2004, for alleged contribution to volatile organic

NORTHROP GRUMMAN CORPORATION

chemical contamination of the County’s shallow groundwater. The lawsuit includes counts against the defendants for violation of the Orange County Water District Act, the California Super Fund Act, negligence, nuisance, trespass and declaratory relief. Among other things, the lawsuit seeks unspecified damages for the cost of remediation, payment of attorney fees and costs, and punitive damages. The June 2009 trial date was vacated. The litigation has been stayed until the next scheduled status conference, which has been set for May 19, 2011.

On March 27, 2007, the U.S. District Court for the Central District of California consolidated two Employee Retirement Income Security Act (ERISA) lawsuits that had been separately filed on September 28, 2006, and January 3, 2007, into In Re Northrop Grumman Corporation ERISA Litigation. The plaintiffs filed a consolidated Amended Complaint on September 15, 2010, alleging breaches of fiduciary duties by the Administrative Committees and the Investment Committees (as well as certain individuals who served on or supported those Committees) for two 401K Plans sponsored by Northrop Grumman Corporation. The company is not a defendant in the lawsuit. The plaintiffs claim that these alleged breaches of fiduciary duties caused the Plans to incur excessive administrative and investment fees and expenses to the detriment of the Plans’ participants. On August 6, 2007, the District Court denied plaintiffs’ motion for class certification, and the plaintiffs appealed the District Court’s decision on class certification to the U.S. Court of Appeals for the Ninth Circuit. On September 8, 2009, the Ninth Circuit vacated the Order denying class certification and remanded the issue to the District Court for further consideration. As required by the Ninth Circuit’s Order, the case was also reassigned to a different judge. The plaintiffs’ renewed motion for class certification was rejected on a procedural technicality, and they re-filed on January 14, 2011. The District Court postponed the trial date of April 12, 2011, to an as yet undetermined date pending resolution of the class certification motion as well as summary judgment motions, which are to be filed by May 2, 2011. Based upon the information available to the company to date, the company believes that it has substantive defenses to any potential claims but can give no assurance that the company will prevail in this litigation.

On June 22, 2007, a putative class action was filed against the Northrop Grumman Pension Plan and the Northrop Grumman Retirement Plan B and their corresponding administrative committees, styled as Skinner et al. v. Northrop Grumman Pension Plan, etc., et al., in the U.S. District Court for the Central District of California. The putative class representatives alleged violations of ERISA and breaches of fiduciary duty concerning a 2003 modification to the Northrop Grumman Retirement Plan B. The modification relates to the employer funded portion of the pension benefit available during a five-year transition period that ended on June 30, 2008. The plaintiffs dismissed the Northrop Grumman Pension Plan, and in 2008 the District Court granted summary judgment in favor of all remaining defendants on all claims. The plaintiffs appealed, and in May 2009, the U.S. Court of Appeals for the Ninth Circuit reversed the decision of the District Court and remanded the matter back to the District Court for further proceedings, finding that there was ambiguity in a 1998 summary plan description related to the employer-funded component of the pension benefit. After the remand, the plaintiffs filed a motion to certify a class. The parties also filed cross-motions for summary judgment. On January 26, 2010, the District Court granted summary judgment in favor of the Plan and denied plaintiffs’ motion for summary judgment. The District Court also denied plaintiffs’ motion for class certification and struck the trial date of March 23, 2010 as unnecessary given the District Court’s grant of summary judgment for the Plan. Plaintiffs appealed the District Court’s order to the Ninth Circuit.

Based upon the information available, the company does not believe that the resolution of any of these specific claims and legal proceedings listed above is likely to have a material adverse effect on its consolidated financial position, results of operations or cash flows.

15.	COMMITMENTS AND CONTINGENCIES

Contract Performance Contingencies – Contract profit margins may include estimates of revenues not contractually agreed to between the customer and the company for matters such as settlements in the process of negotiation, contract changes, claims and requests for equitable adjustment for previously unanticipated contract costs. These estimates are based upon management’s best assessment of the underlying causal events and circumstances, and are

NORTHROP GRUMMAN CORPORATION

included in determining contract profit margins to the extent of expected recovery based on contractual entitlements and the probability of successful negotiation with the customer. As of December 31, 2010, the recognized amounts related to claims and requests for equitable adjustment are not material individually or in the aggregate.

Guarantees of Subsidiary Performance Obligations – From time to time in the ordinary course of business, the company guarantees performance obligations of its subsidiaries under certain contracts. In addition, the company’s subsidiaries may enter into joint ventures, teaming and other business arrangements (collectively, Business Arrangements) to support the company’s products and services in domestic and international markets. The company generally strives to limit its exposure under these arrangements to its subsidiary’s investment in the Business Arrangements, or to the extent of such subsidiary’s obligations under the applicable contract. In some cases, however, the company may be required to guarantee performance by the Business Arrangements and, in such cases, the company generally obtains cross-indemnification from the other members of the Business Arrangements. At December 31, 2010, the company is not aware of any existing event of default that would require it to satisfy any of these guarantees.

Environmental Matters – The estimated cost to complete remediation has been accrued where it is probable that the company will incur such costs in the future to address environmental impacts at currently or formerly owned or leased operating facilities, or at sites where it has been named a Potentially Responsible Party (PRP) by the Environmental Protection Agency, or similarly designated by other environmental agencies. These accruals do not include any litigation costs related to environmental matters, nor do they include amounts recorded as asset retirement obligations. To assess the potential impact on the company’s consolidated financial statements, management estimates the range of reasonably possible remediation costs that could be incurred by the company, taking into account currently available facts on each site as well as the current state of technology and prior experience in remediating contaminated sites. These estimates are reviewed periodically and adjusted to reflect changes in facts and technical and legal circumstances. Management estimates that as of December 31, 2010, the range of reasonably possible future costs for environmental remediation sites is $277 million to $671 million, of which $106 million is accrued in other current liabilities and $207 million is accrued in other long-term liabilities. A portion of the environmental remediation costs is expected to be recoverable through overhead charges on government contracts and, accordingly, such amounts are deferred in inventoried costs (current portion) and miscellaneous other assets (non-current portion). Factors that could result in changes to the company’s estimates include: modification of planned remedial actions, increases or decreases in the estimated time required to remediate, changes to the determination of legally responsible parties, discovery of more extensive contamination than anticipated, changes in laws and regulations affecting remediation requirements, and improvements in remediation technology. Should other PRPs not pay their allocable share of remediation costs, the company may have to incur costs in addition to those already estimated and accrued. In addition, there are some potential remediation sites where the costs of remediation cannot be reasonably estimated. Although management cannot predict whether new information gained as projects progress will materially affect the estimated liability accrued, management does not anticipate that future remediation expenditures will have a material adverse effect on the company’s consolidated financial position, results of operations or cash flows.

Financial Arrangements – In the ordinary course of business, the company uses standby letters of credit and guarantees issued by commercial banks and surety bonds issued principally by insurance companies to guarantee the performance on certain contracts. At December 31, 2010, there were $196 million of stand-by letters of credit, $192 million of bank guarantees, and $150 million of surety bonds outstanding.

Indemnifications – The company has retained certain warranty, environmental, income tax, and other potential liabilities in connection with certain of its divestitures. The settlement of these liabilities is not expected to have a material adverse effect on the company’s consolidated financial position, results of operations or cash flows.

U.S. Government Claims – From time to time, customers advise the company of claims and penalties concerning certain potential disallowed costs. When such findings are presented, the company and the U.S. Government

NORTHROP GRUMMAN CORPORATION

representatives engage in discussions to enable the company to evaluate the merits of these claims as well as to assess the amounts being claimed. Where appropriate, provisions are made to reflect the company’s expected exposure to the matters raised by the U.S. Government representatives and such provisions are reviewed on a quarterly basis for sufficiency based on the most recent information available. The company believes that the outcome of any such matters would not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Operating Leases – Rental expense for operating leases, excluding discontinued operations, was $448 million in 2010, $502 million in 2009, and $530 million in 2008. These amounts are net of immaterial amounts of sublease rental income. Minimum rental commitments under long-term non-cancellable operating leases as of December 31, 2010, total approximately $1.4 billion, which are payable as follows: 2011 – $347 million; 2012 – $269 million; 2013 – $194 million; 2014 – $167 million; 2015 – $138 million and thereafter – $263 million.

Related Party Transactions – For all periods presented, the company had no material related party transactions.

Spin-off of Shipbuilding Business – As provided in the previously mentioned Separation and Distribution Agreement with HII described in Note 6, HII has responsibility for certain commitments and contingencies that are the responsibility of the Shipbuilding business and has agreed to indemnify the company for loss related to these commitments and contingencies. The company has therefore excluded from this report previously disclosed Shipbuilding-related commitments and contingencies that are the responsibility of HII.

A subsidiary of the company has guaranteed HII’s outstanding $84 million Economic Development Revenue Bonds (Ingalls Shipbuilding, Inc. Project), Taxable Series 1999A. In conjunction with the spinoff of HII, the fair value of this guarantee, which is immaterial, will be recorded in other long-term liabilities. In addition, HII has assumed responsibility for the payment and performance of all outstanding indebtedness, obligations and liabilities of the company under this guarantee, and has agreed to indemnify the company against all liabilities that may be incurred in connection with this guarantee.

16.	RETIREMENT BENEFITS

Plan Descriptions
Defined Benefit Pension Plans – The company sponsors several defined benefit pension plans in the U.S. covering the majority of its employees. Pension benefits for most employees are based on the employee’s years of service and compensation. It is the policy of the company to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into benefit trusts separate from the company. The pension benefit for most employees is based upon criteria whereby employees earn age and service points over their employment period.

Defined Contribution Plans – The company also sponsors 401(k) defined contribution plans in which most employees are eligible to participate, as well as certain bargaining unit employees. Company contributions for most plans are based on a cash matching of employee contributions up to 4 percent of compensation. Certain hourly employees are covered under a target benefit plan. The company also participates in a multiemployer plan for certain of the company’s union employees. In addition to the 401(k) defined contribution benefit, non-represented employees hired after June 30, 2008, are eligible to participate in a defined contribution program in lieu of a defined benefit pension plan. The company’s contributions to these defined contribution plans for the years ended December 31, 2010, 2009, and 2008, were $288 million, $291 million, and $262 million, respectively.

Non-U.S. Benefit Plans – The company sponsors several benefit plans for non-U.S. employees. These plans are designed to provide benefits appropriate to local practice and in accordance with local regulations. Some of these plans are funded using benefit trusts that are separate from the company.

NORTHROP GRUMMAN CORPORATION

Medical and Life Benefits – The company provides a portion of the costs for certain health care and life insurance benefits for a substantial number of its active and retired employees. Covered employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Qualifying dependents are also eligible for medical coverage. Approximately 50 percent of the company’s current retirees participate in the medical plans. The company reserves the right to amend or terminate the plans at any time. In November 2006, the company adopted plan amendments and communicated to plan participants that it would cap the amount of its contributions to substantially all of its remaining post retirement medical and life benefit plans that were previously not subject to limits on the company’s contributions.

In addition to a medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, conformance to a schedule of reasonable fees, the use of managed care providers, and maintenance of benefits with other plans. The plans also provide for a Medicare carve-out. Subsequent to January 1, 2005 (or earlier at some segments), newly hired employees are not eligible for post employment medical and life benefits.

The effect of the Medicare prescription drug subsidy from the Medicare Prescription Drug, Improvement and Modernization Act of 2003 to reduce the company’s net periodic post-retirement benefit cost and accumulated post-retirement benefit obligation for the periods presented was not material. Pursuant to the new healthcare law described below, the tax benefits related to Medicare Part D subsidies will expire on December 31, 2012.

New Health Care Legislation – The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act became law during the first quarter of 2010. The provisions of these new laws will affect the company’s costs of providing health care benefits to its employees beginning in 2011. The company participated in the Early Retiree Reinsurance Program and continues to assess the extent to which the provisions of the new laws will affect its future health care and related employee benefit plan costs.

Spin-off of Shipbuilding Business – As a result of the spin-off of HII discussed in Note 1, the company reclassified to assets and liabilities of discontinued operations, certain pension and other post-retirement benefit plan assets and liabilities related exclusively to Shipbuilding employees and the Shipbuilding portion of Northrop Grumman pension and other post-retirement benefit plans that included Shipbuilding employees.

Summary Plan Results
The cost to the company of its retirement benefit plans in each of the three years ended December 31 is shown in the following table:

				Medical and
	Pension Benefits			Life Benefits
$ in millions	2010	2009	2008	2010	2009	2008
Components of Net Periodic Benefit Cost
Service cost	$531	$547	$591	$34	$34	$40
Interest cost	1,212	1,180	1,179	117	124	127
Expected return on plan assets	(1,517)	(1,366)	(1,665)	(56)	(48)	(64)
Amortization of
Prior service cost (credit)	35	34	33	(51)	(51)	(51)
Net loss from previous years	206	289	23	18	19	8
Other		21	1

Net periodic benefit cost	$467	$705	$162	$62	$78	$60

NORTHROP GRUMMAN CORPORATION

The table below summarizes the components of changes in unamortized benefit plan costs for the years ended December 31, 2010, 2009, and 2008:

	Pension	Medical and
$ in millions	Benefits	Life Benefits	Total
Changes in Unamortized Benefit plan Costs
Change in net actuarial loss	$4,558	$132	$4,690
Change in prior service cost	73	30	103
Amortization of
Prior service (cost) credit	(40)	65	25
Net loss from previous years	(24)	(22)	(46)
Tax benefits related to above items	(1,807)	(81)	(1,888)

Change in unamortized benefit plan costs – 2008	$2,760	$124	$2,884

Change in net actuarial loss	$(524)	$(60)	$(584)
Change in prior service cost	5		5
Amortization of
Prior service (cost) credit	(50)	59	9
Net loss from previous years	(337)	(28)	(365)
Tax expense related to above items	363	11	374

Change in unamortized benefit plan costs – 2009	$(543)	$(18)	$(561)

Change in net actuarial loss	$(158)	$(64)	$(222)
Amortization of
Prior service (cost) credit	(48)	60	12
Net loss from previous years	(244)	(26)	(270)
Tax expense related to above items	171	12	183

Change in unamortized benefit plan costs – 2010	$(279)	$(18)	$(297)

Unamortized benefit plan costs consist primarily of accumulated net after-tax actuarial losses totaling $2,771 million and $3,082 million as of December 31, 2010, and 2009, respectively. Net actuarial gains or losses are re-determined annually and principally arise from gains or losses on plan assets due to variations in the fair market value of the underlying assets and changes in the benefit obligation due to changes in actuarial assumptions. Net actuarial gains or losses are amortized to expense in future periods when they exceed ten percent of the greater of plan assets or projected benefit obligations by benefit plan. The excess of gains or losses over the ten percent threshold are subject to amortization over the average future service period of employees of approximately ten years.

	Pension Benefits		Medical and Life Benefits
$ in millions	2010	2009	2010	2009
Amounts Recorded in Accumulated Other Comprehensive Loss
Net actuarial loss	$(4,246)	$(4,648)	$(361)	$(451)
Prior service (cost) credit	(194)	(242)	238	298
Income tax benefits related to above items	1,752	1,923	49	61

Unamortized benefit plan costs	$(2,688)	$(2,967)	$(74)	$(92)

NORTHROP GRUMMAN CORPORATION

The following tables set forth the funded status and amounts recognized in the consolidated statements of financial position for the company’s defined benefit pension and retiree health care and life insurance benefit plans. Pension benefits data include the qualified plans as well as 11 domestic unfunded non-qualified plans for benefits provided to directors, officers, and certain employees. During 2010, nine such plans were merged. The company uses a December 31 measurement date for all of its plans.

			Medical and
	Pension Benefits		Life Benefits
$ in millions	2010	2009	2010	2009
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$20,661	$19,391	$2,104	$2,056
Service cost	531	547	34	34
Interest cost	1,212	1,180	117	124
Plan participants’ contributions	10	10	82	91
Plan amendments		4
Actuarial loss (gain)	633	755	(27)	20
Benefits paid	(1,176)	(1,261)	(222)	(238)
Other	(51)	35	16	17

Projected benefit obligation at end of year	21,820	20,661	2,104	2,104

Change in Plan Assets
Fair value of plan assets at beginning of year	18,184	16,204	843	718
Gain on plan assets	2,320	2,562	108	126
Employer contributions	789	657	105	129
Plan participants’ contributions	10	10	82	91
Benefits paid	(1,176)	(1,261)	(222)	(238)
Other	(46)	12	16	17

Fair value of plan assets at end of year	20,081	18,184	932	843

Funded status	$(1,739)	$(2,477)	$(1,172)	$(1,261)

Amounts Recognized in the Consolidated Statements of Financial Position
Non-current assets	$275	$148	$45	$36
Current liability	(94)	(45)	(48)	(30)
Non-current liability	(1,920)	(2,580)	(1,169)	(1,267)

The following table shows those amounts expected to be recognized in net periodic benefit cost in 2011:

	Pension	Medical and
$ in millions	Benefits	Life Benefits
Amounts Expected to be Recognized in 2011 Net Periodic Benefit Cost
Net loss	$161	$11
Prior service cost (credit)	23	(51)

The accumulated benefit obligation for all defined benefit pension plans was $20.5 billion and $19.3 billion at December 31, 2010, and 2009, respectively.

NORTHROP GRUMMAN CORPORATION

Amounts for pension plans with accumulated benefit obligations in excess of fair value of plan assets are as follows:

	December 31
$ in millions	2010	2009
Projected benefit obligation	$5,897	$18,637
Accumulated benefit obligation	5,314	17,339
Fair value of plan assets	4,447	16,043

Plan Assumptions
On a weighted-average basis, the following assumptions were used to determine the benefit obligations and the net periodic benefit cost:

			Medical and
	Pension Benefits		Life Benefits
	2010	2009	2010	2009
Assumptions Used to Determine Benefit Obligation at December 31
Discount rate	5.75%	6.03%	5.62%	5.77%
Rate of compensation increase	3.50%	3.75%
Initial health care cost trend rate assumed for the next year			8.00%	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2017	2014
Assumptions Used to Determine Benefit Cost for the Year Ended December 31
Discount rate	6.03%	6.25%	5.77%	6.25%
Expected long-term return on plan assets	8.50%	8.50%	6.90%	6.95%
Rate of compensation increase	3.75%	4.00%
Initial health care cost trend rate assumed for the next year			7.00%	7.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2014	2014

The discount rate is generally based on the yield on high-quality corporate fixed-income investments. At the end of each year, the discount rate is primarily determined using the results of bond yield curve models based on a portfolio of high quality bonds matching the notional cash inflows with the expected benefit payments for each significant benefit plan.

The assumptions used for pension benefits are consistent with those used for retiree medical and life insurance benefits. The long-term rate of return on plan assets used for the medical and life benefits are reduced to allow for the impact of tax on expected returns as, unlike the pension trust, the earnings of certain Voluntary Employee Beneficiary Association (VEBA) trusts are taxable.

Through consultation with investment advisors, expected long-term returns for each of the plans’ strategic asset classes were developed. Several factors were considered, including survey of investment managers’ expectations, current market data such as yields/price-earnings ratios, and historical market returns over long periods. Using policy target allocation percentages and the asset class expected returns, a weighted-average expected return was calculated.

NORTHROP GRUMMAN CORPORATION

A one-percentage-point change in the initial through the ultimate health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
$ in millions	Point Increase	Point Decrease
Increase (Decrease) From Change In Health Care Cost Trend Rates To
Post-retirement benefit expense	$5	$(6)
Post-retirement benefit liability	57	(68)

Plan Assets and Investment Policy
Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goal is to exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges.

All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with ERISA. Guidelines are established defining permitted investments within each asset class. Derivatives are used for transitioning assets, asset class rebalancing, managing currency risk, and for management of fixed income and alternative investments. For the majority of the plans’ assets, the investment policies require that the asset allocation be maintained within the following ranges as of December 31, 2010:

Asset Allocation Ranges
Domestic equities	10% – 30%
International equities	10% – 30%
Fixed income securities	30% – 50%
Real estate and other	10% – 30%

The table below provides the fair values of the company’s pension and VEBA trust plan assets at December 31, 2010, and 2009, by asset category. The table also identifies the level of inputs used to determine the fair value of assets in each category (see Note 1 for definition of levels). The significant amount of Level 2 investments in the table results from including in this category investments in pooled funds that contain investments with values based on quoted market prices, but for which the funds are not valued on a quoted market basis, and fixed income securities that are valued using model based pricing services.

NORTHROP GRUMMAN CORPORATION

	Level 1		Level 2		Level 3		Total
$ in millions	2010	2009	2010	2009	2010	2009	2010	2009
Asset Category
Domestic equities	$3,948	$3,164	$3		$2	$2	$3,953	$3,166
International equities	1,406	1,304	1,868	$1,353			3,274	2,657
Fixed income securities
Cash and cash equivalents(1)	92	122	1,111	1,850			1,203	1,972
U.S. Treasuries			1,381	1,151			1,381	1,151
Other U.S. Government Agency Securities			715	650			715	650
Non-U.S. Government Securities			224	193			224	193
Corporate debt			3,512	4,029			3,512	4,029
Asset backed			758	712	4	4	762	716
High yield debt			992	493	78	59	1,070	552
Bank loans			115	92			115	92
Real estate and other
Hedge funds					1,521	1,282	1,521	1,282
Private equities					1,945	1,651	1,945	1,651
Real estate					1,402	870	1,402	870
Other(2)			(64)	46			(64)	46

Fair value of plan assets at the end of the year	$5,446	$4,590	$10,615	$10,569	$4,952	$3,868	$21,013	$19,027

(1)	Cash & cash equivalents are predominantly held in money market funds

(2)	Other includes futures, swaps, options, swaptions and insurance contracts year end.

The changes in the fair value of the pension and VEBA plan trust assets measured using significant unobservable inputs during 2010 and 2009, are as follows:

	Domestic	Asset	High yield	Hedge	Private
$ in millions	equities	Backed	debt	funds	equities	Real estate	Total
Balance as of December 31, 2008	$1	$4	$40	$1,152	$1,634	$1,148	$3,979
Actual return on plan assets:
Assets still held at reporting date			19	164	(109)	(382)	(308)
Assets sold during the period				(10)	1	(10)	(19)
Purchases, sales, and settlements	1			(24)	125	114	216

Balance as of December 31, 2009	$2	$4	$59	$1,282	$1,651	$870	$3,868

Actual return on plan assets:
Assets still held at reporting date	2		18	120	200	103	443
Assets sold during the period						(9)	(9)
Purchases, sales, and settlements	(2)			89	63	405	555
Changes in asset allocation mix			1	30	31	33	95

Balance as of December 31, 2010	$2	$4	$78	$1,521	$1,945	$1,402	$4,952

Generally, investments are valued based on information in financial publications of general circulation, statistical and valuation services, records of security exchanges, appraisal by qualified persons, transactions and bona fide offers. Domestic and international equities consist primarily of common stocks and institutional common trust funds. Investments in common and preferred shares are valued at the last reported sales price of the stock on the last business day of the reporting period. Units in common trust funds and hedge funds are valued based on the redemption price of units owned by the trusts at year-end. Fair value for real estate and private equity

NORTHROP GRUMMAN CORPORATION

partnerships is primarily based on valuation methodologies that include third party appraisals, comparable transactions, discounted cash flow valuation models, and public market data.

Non-government fixed income securities are invested across various industry sectors and credit quality ratings. Generally, investment guidelines are written to limit securities, for example, to no more than 5 percent of each trust account, and to exclude the purchase of securities issued by the company. The number of real estate and private equity partnerships is 167 and the unfunded commitments are $1.2 billion and $1.1 billion as of December 31, 2010, and 2009, respectively. For alternative investments that cannot be redeemed, such as limited partnerships, the typical investment term is ten years. For alternative investments that permit redemptions, such redemptions are generally made quarterly and require a 90-day notice. The company is generally unable to determine the final redemption amount until the request is processed by the investment fund and therefore categorizes such alternative investments as Level 3 assets. In 2010, the company changed the asset allocation policy for certain of its plans, and on a consolidated basis, this change had no impact on overall trust assets. However, with trust assets relating to shipbuilding reported as discontinued operations, a net increase in Level 3 assets is reflected for plan assets related to continuing operations.

At December 31, 2010, and 2009, the defined benefit pension and VEBA trusts did not hold any Northrop Grumman common stock.

Benefit Payments
The following table reflects estimated future benefit payments, based upon the same assumptions used to measure the benefit obligation, and includes expected future employee service, as of December 31, 2010:

		Medical and
$ in millions	Pension Plans	Life Plans
Year Ending December 31
2011	$1,106	$150
2012	1,163	153
2013	1,235	157
2014	1,315	161
2015	1,383	164
2016 through 2020	7,997	849

In 2011, the company expects to contribute the required minimum funding level of approximately $59 million to its pension plans and approximately $124 million to its other post-retirement benefit plans and also expects to make additional voluntary pension contributions of approximately $500 million. During 2010 and 2009, the company made voluntary pension contributions of $728 million and $601 million, respectively.

17.	STOCK COMPENSATION PLANS

Plan Descriptions
At December 31, 2010, Northrop Grumman had stock-based compensation awards outstanding under the following plans: the 2001 Long-Term Incentive Stock Plan (2001 LTISP) applicable to employees, and the 1993 Stock Plan for Non-Employee Directors (1993 SPND) and 1995 Stock Plan for Non-Employee Directors (1995 SPND) as amended. All of these plans were approved by the company’s shareholders. The company has historically issued new shares to satisfy award grants.

Employee Plans – The 2001 LTISP permits grants to key employees of three general types of stock incentive awards: stock options, stock appreciation rights (SARs), and stock awards. Each stock option grant is made with an exercise price either at the closing price of the stock on the date of grant (market options) or at a premium over the closing price of the stock on the date of grant (premium options). Outstanding stock options granted prior to 2008 generally vest in 25 percent increments over four years from the grant date, and grants outstanding expire ten years after the grant date. Stock options granted 2008 and later vest in 33 percent increments over

NORTHROP GRUMMAN CORPORATION

three years from the grant date and grants outstanding expire seven years after the grant date. No SARs have been granted under the LTISP. Stock awards, in the form of restricted performance stock rights and restricted stock rights, are granted to key employees without payment to the company.

Recipients of restricted performance stock rights earn shares of stock, based on financial metrics determined by the board of directors in accordance with the plan. For grants prior to 2007, if the objectives have not been met at the end of the applicable performance period, up to 100 percent of the original grant for the eight highest compensated employees and up to 70 percent of the original grant for all other recipients will be forfeited. If the financial metrics are met or exceeded during the performance period, all recipients can earn up to 150 percent of the original grant. Beginning in 2007, all members of the Corporate Policy Council (consisting of the CEO and certain other leadership positions) could forfeit up to 100 percent of the original grant, and all recipients could earn up to 200 percent of the original grant. Restricted stock rights issued under either plan generally vest after three years. Termination of employment can result in forfeiture of some or all of the benefits extended. Of the 50 million shares approved for issuance under the 2001 LTISP, approximately 9.4 million shares were available for future grants as of December 31, 2010.

Non-Employee Plans – Under the 1993 SPND, at least half of the retainer fee earned by each director must be deferred into a stock unit account (Automatic Stock Units). Effective January 1, 2010, the amended SPND provides that the Automatic Stock Units be awarded at the conclusion of board service or as specified by the director. If a director has less than 5 years of service, the stock units are awarded at the conclusion of board service. In addition, directors may defer payment of all or part of the remaining retainer fee and other annual committee fees, which are placed in a stock unit account (Elective Stock Units). The Elective Stock Units are awarded at the conclusion of board service or as specified by the director, regardless of years of service. Directors are credited with dividend equivalents in connection with the stock units until the shares are awarded. The 1995 SPND provided for annual stock option grants, and effective June 1, 2005, no new grants have been issued from this plan. The 1995 SPND was amended in May 2007 to permit payment of the stock unit portion of the retainer fee described above. Each grant of stock options under the 1995 SPND was made at the closing market price on the date of the grant, was immediately exercisable, and expires ten years after the grant date. At December 31, 2010, approximately 93 thousand shares were available for future grants under the 1995 SPND.

Compensation Expense
Total stock-based compensation for the years ended December 31, 2010, 2009, and 2008, was $134 million, $101 million, and $111 million, respectively, of which $27 million, $20 million, and $15 million related to stock options and $107 million, $81 million, and $96 million, related to stock awards, respectively. Tax benefits recognized in the consolidated statements of operations for stock-based compensation during the years ended December 31, 2010, 2009, and 2008, were $53 million, $40 million, and $44 million, respectively. In addition, the company realized tax benefits of $17 million from the exercise of stock options and $34 million from the issuance of stock awards in 2010. As a result of the spin-off of HII described in Note 1, of the total stock-based compensation for the years ended December 31, 2010, 2009, and 2008, amounts recorded in discontinued operations are $16 million, $11 million, and $13 million, respectively.

At December 31, 2010, there was $172 million of unrecognized compensation expense related to unvested awards granted under the company’s stock-based compensation plans, of which $19 million relates to stock options and $153 million relates to stock awards. These amounts are expected to be charged to expense over a weighted-average period of 1.4 years.

Stock Options
The fair value of each of the company’s stock option awards is estimated on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The fair value of the company’s stock option awards is expensed on a straight-line basis over the vesting period of the options, which is generally

NORTHROP GRUMMAN CORPORATION

three to four years. Expected volatility is based on an average of (1) historical volatility of the company’s stock and (2) implied volatility from traded options on the company’s stock. The risk-free rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. The company uses historical data to estimate future forfeitures. The expected term of awards granted is derived from historical experience under the company’s stock-based compensation plans and represents the period of time that awards granted are expected to be outstanding.

The significant weighted-average assumptions relating to the valuation of the company’s stock options for the years ended December 31, 2010, 2009, and 2008, was as follows:

	2010	2009	2008
Dividend yield	2.9%	3.6%	1.8%
Volatility rate	25%	25%	20%
Risk-free interest rate	2.2%	1.7%	2.8%
Expected option life (years)	6	5-6	6

The company generally granted stock options exclusively to executives, and the expected term of six years is based on these employees’ exercise behavior. In 2009, the company granted options to non-executives and assigned an expected term of five years for valuing these options. The company believes that this stratification of expected terms best represents future expected exercise behavior between the two employee groups.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2010, 2009, and 2008, was $11, $7, and $15, per share, respectively.

Stock option activity for the year ended December 31, 2010, was as follows:

	Shares	Weighted-	Weighted-Average	Aggregate
	Under Option	Average	Remaining	Intrinsic Value
	(in thousands)	Exercise Price	Contractual Term	($ in millions)
Outstanding at January 1, 2010	14,442	$53	3.8 years	$88
Granted	2,092	60
Exercised	(2,913)	48
Cancelled and forfeited	(400)	54

Outstanding at December 31, 2010	13,221	$55	3.8 years	$149

Vested and expected to vest in the future at December 31, 2010	13,084	$55	3.7 years	$147

Exercisable at December 31, 2010	9,813	$55	3.1 years	$115

Available for grant at December 31, 2010	7,257

The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, and 2008, was $42 million, $11 million, and $66 million, respectively. Intrinsic value is measured using the fair market value at the date of exercise (for options exercised) or at December 31, 2010 (for outstanding options), less the applicable exercise price.

Stock Awards
The fair value of stock awards is determined based on the closing market price of the company’s common stock on the grant date. Compensation expense for stock awards is measured at the grant date based on fair value and recognized over the vesting period, generally three years. For purposes of measuring compensation expense, the

NORTHROP GRUMMAN CORPORATION

number of shares ultimately expected to vest is estimated at each reporting date based on management’s expectations regarding the relevant performance criteria.

Stock award activity for the years ended December 31, 2010, 2009, and 2008, is presented in the table below. Vested awards include stock awards fully vested during the year and net adjustments to reflect the final performance measure for issued shares.

	Stock	Weighted-Average	Weighted-Average
	Awards	Grant Date	Remaining
	(in thousands)	Fair Value	Contractual Term
Outstanding at January 1, 2008	5,144	$67	1.3 years
Granted	1,505	80
Vested	(2,950)	64
Forfeited	(423)	65

Outstanding at December 31, 2008	3,276	$75	1.4 years
Granted	2,356	45
Vested	(1,645)	71
Forfeited	(329)	66

Outstanding at December 31, 2009	3,658	$58	1.6 years
Granted	2,317	60
Vested	(1,319)	79
Forfeited	(356)	56

Outstanding at December 31, 2010	4,300	$53	1.5 years

Available for grant at December 31, 2010	2,110

The company issued 1.3 million, 2.5 million, and 2.9 million shares to employees in settlement of prior year stock awards that were fully vested, which had total fair values at issuance of $76 million, $111 million, and $233 million and grant date fair values of $91 million, $161 million, and $155 million during the years ended December 31, 2010, 2009, and 2008, respectively. The differences between the fair values at issuance and the grant date fair values reflect the effects of the performance adjustments and changes in the fair market value of the company’s common stock.

In 2011, the company expects to issue to employees 1.3 million shares of common stock that vested as of December 31, 2010, with a grant date fair value of $101 million.

NORTHROP GRUMMAN CORPORATION

18.	UNAUDITED SELECTED QUARTERLY DATA

Unaudited quarterly financial results are set forth in the following tables. It is the company’s long-standing practice to establish actual interim closing dates using a “fiscal” calendar, which requires the businesses to close their books on a Friday, in order to normalize the potentially disruptive effects of quarterly close on business processes. The effects of this practice only exist within a reporting year. The company’s common stock is traded on the New York Stock Exchange (trading symbol NOC).

2010
$ in millions, except per share	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales and service revenues	$6,914	$7,255	$7,071	$6,903
Operating income	680	749	723	675
Earnings from continuing operations	410	740	448	306
Net earnings	469	711	497	376
Basic earnings per share from continuing operations	1.36	2.47	1.53	1.05
Basic earnings per share	1.55	2.37	1.69	1.29
Diluted earnings per share from continuing operations	1.34	2.44	1.51	1.03
Diluted earnings per share	1.53	2.34	1.67	1.27

Significant 2010 Fourth Quarter Events – In the fourth quarter of 2010, the company recorded a pre-tax charge of $229 million related to the redemption of outstanding debt and made a $360 million contribution to the company’s pension plans.

2009
$ in millions, except per share	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales and service revenues	$6,586	$7,049	$6,732	$7,283
Operating income	556	627	528	563
Earnings from continuing operations	325	381	401	327
Net earnings	364	370	461	491
Basic earnings per share from continuing operations	.99	1.18	1.26	1.05
Basic earnings per share	1.11	1.15	1.45	1.57
Diluted earnings per share from continuing operations	.98	1.17	1.25	1.04
Diluted earnings per share	1.10	1.14	1.44	1.56

Significant 2009 Fourth Quarter Event – In the fourth quarter of 2009, the company sold ASD for $1.65 billion in cash.